April 28, 2011

Dear member:

In the attached news release, FHLBank Pittsburgh today reported first quarter 2011 net income of $2.5 million and announced a partial repurchase of excess capital stock for tomorrow, April 29, 2011. We are pleased that the Bank is able to repurchase excess capital stock again this quarter.

The amount to be repurchased from any member will be the lesser of the amount of the member’s excess capital stock or five percent of the member’s total capital stock, based on shares outstanding at close of business today, April 28. Members who do not have excess capital stock will not participate in the repurchase. The capital stock repurchase amount will be credited to members’ DDA accounts tomorrow, Friday, April 29, 2011.

If you have questions regarding the capital stock repurchase, please contact your relationship manager.

Tomorrow’s limited repurchase of excess capital stock does not signal that similar repurchases will occur automatically going forward; rather, decisions on any future excess capital stock repurchases will be made on a quarterly basis. We will continue to monitor the condition of our private-label MBS portfolio, our overall financial performance and retained earnings position, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of any excess capital stock repurchases or dividends in future quarters.

I look forward to speaking with you on the quarterly call May 3 at 9:30 a.m. If you have not yet registered to attend the call, please click here.

Sincerely,

Winthrop Watson